SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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NOVATEL WIRELESS, INC.

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May    , 2004

Dear Stockholder:

You are cordially invited to attend the 2004 annual meeting of stockholders of Novatel Wireless, Inc., to be held on June 22, 2004, at 2:00 p.m. local time at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, in order to ensure your representation at the annual meeting, please complete and return your Proxy Card in the enclosed envelope as promptly as possible.

Sincerely,

MARK ROSSI
Chairman of the Board of Directors

NOVATEL WIRELESS, INC.

9255 Towne Centre Drive, Suite 225

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 22, 2004

To the Stockholders of Novatel Wireless, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Novatel Wireless, Inc., a Delaware corporation, will be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, on June 22, 2004, at 2:00 p.m. local time, for the following purposes and as more fully described in the annual proxy statement accompanying this notice:

1. To elect two (2) directors to our board of directors to serve for a term expiring at our annual meeting of stockholders in 2007 and until their respective successors are duly elected and qualified; the nominees are Robert H. Getz and Peng K. Lim.

2. To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2004;

3. To approve an amendment to the Novatel Wireless, Inc. 2000 Stock Incentive Plan, as amended and restated to date, to increase the number of shares reserved for issuance under the plan by 2,000,000;

4. To approve an amendment to the Novatel Wireless, Inc. 2000 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the plan by 80,000; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board has fixed the close of business on April 28, 2004 as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Our board of directors is soliciting the enclosed proxy and it recommends that stockholders vote FOR the proposals listed thereon. Please refer to the attached proxy statement, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors,
Patrick T. Waters
May 2004	General Counsel
San Diego, California	and Secretary

NOVATEL WIRELESS, INC.

9255 Towne Centre Drive, Suite 225

San Diego, California 92121

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 22, 2004

PROXY STATEMENT

INTRODUCTION

General Information About the 2004 Annual Meeting

Novatel Wireless, Inc. is furnishing this proxy statement in connection with the solicitation by our board of directors of proxies for use at our annual meeting of stockholders to be held on June 22, 2004 at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, at 2:00 p.m. local time, and at any adjournment(s) or postponement(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

At this meeting we will ask you to consider and vote upon the following proposals and as more fully described in this annual proxy statement:

1. The election of two individuals to our board of directors to serve until the annual meeting of stockholders to be held in 2007 and until their respective successors are duly elected and qualified;

2. The ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2004;

3. The amendment of our employee stock option plan in order to increase the number of shares reserved for issuance under the plan;

4. The amendment of our employee stock purchase plan in order to increase the number of shares reserved for issuance under the plan;

5. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only the stockholders of record as of the close of business on April 28, 2004, the record date, are entitled to notice of and to vote at the annual meeting. Each holder of our common stock is entitled to one vote per share on all matters. As of the record date, 16,685,632 shares of common stock were issued and outstanding and 4,517 shares of our Series B convertible preferred stock were issued and outstanding and which vote on an as-converted-to-common stock basis in an aggregate amount equal to 6,774,374 shares of common stock. This proxy statement and enclosed form of proxy are first being mailed to the stockholders of the Company on or about May    , 2004.

A majority of the shares outstanding and entitled to vote must be represented at the annual meeting, in person or by proxy, in order to constitute a quorum for the transaction of business at our annual meeting. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter — commonly referred to as “broker non-votes” — will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to matters which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting concerning the election of directors but will have the same effect as a negative vote on ratification of the appointment of our independent auditor and the amendment of our stock option plan and our employee stock purchase plan. Abstentions also are counted for purposes of determining the minimum number of affirmative votes required for approval of proposals and, accordingly, have the effect of a vote against those proposals. Passage of the proposal this year concerning the election of directors requires the affirmative vote of a plurality of all the votes cast at the annual meeting at which a quorum is present. The ratification of the appointment of our independent auditor and the amendment of our stock option plan and our employee stock purchase plan each requires the affirmative vote of a majority of all the votes cast at the annual meeting at which a quorum is present.

The shares represented by all properly executed proxies returned to us will be voted at the annual meeting as indicated or, if no instruction is given, will be voted FOR approval of the 4 proposals listed above. As to any other business that may properly be presented at the annual meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. We do not currently know of any other business which may come before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournment or postponement thereof, which may properly be acted upon, unless otherwise indicated the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named on the proxy. Any person giving a proxy has the right to revoke it at any time before it is exercised (i) by filing with our corporate secretary a signed revocation or a proxy bearing a later date or (ii) by electing to vote in person at the annual meeting. Mere attendance at the annual meeting will not revoke a proxy.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NOVATEL WIRELESS, INC. SINCE THE DATE HEREOF.

We will bear all the costs of our solicitation of proxies. In addition to solicitations by mail, our directors, officers and employees, without receiving remuneration, may solicit proxies in person or by mail, telephone or facsimile transmission.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver to you at no cost a separate copy of either this proxy statement or our annual report to security holders filed with the SEC on Form 10-K/A (including the financial statements and financial statement schedules) if you call or write us at the address and phone number listed in the next paragraph, Attention: Patrick T. Waters, General Counsel and Secretary. If you would like to receive separate copies of the annual report and annual proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder of your shares or you may contact us at the address or phone number below. This proxy statement and our 2004 annual report may be viewed online at www.novatelwireless.com.

Our executive offices are located at 9255 Towne Centre Drive, Suite 225, San Diego, California 92121, telephone (858) 320-8800. When this proxy statement refers to “we”, “us” and “our” it is referring to Novatel Wireless, Inc. together with its two (2) wholly owned subsidiaries.

The date of this proxy statement is May     , 2004.

PROPOSAL 1:

ELECTION OF DIRECTORS

In accordance with our certificate of incorporation (also referred to as our corporate charter), as our stockholders have amended and restated it to date, and the resolutions which our board of directors has adopted, the board is divided into three separate classes, with directors serving in staggered three-year terms. Each class has approximately the same number of directors in it. The terms of directors serving in Class I expire this year at the annual meeting, the terms of directors serving in Class II expire at our 2005 annual meeting of stockholders and the terms of directors serving in Class III expire at our 2006 annual meeting of stockholders.

As our current charter indicates, at each annual meeting of our stockholders the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held three years after their election. Accordingly, at this year’s annual meeting, the nominees for election, if elected, will be elected to hold office for a term of three years until the annual meeting of our stockholders to be held in 2007, and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect as directors the nominees whose names we have listed below. Each nominee is currently one of our directors and each has indicated his willingness to continue to serve, if elected. However, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. Our board has no reason to believe that any of the nominees will be unable to serve, if elected. The proxy may not be voted for more than two directors.

The information below relating to the nominees for election as director and to each of the other directors whose terms of office continue after the annual meeting has been furnished to us by the respective individuals. The board recommends a vote FOR the election of each of Robert H. Getz and Peng K. Lim.

Nominees for Director

The following table lists certain current information about the nominees for directors to the board:

Name	Age	Director Since	Position with the Company
Robert H. Getz	42	1999	Director
Peng K. Lim	41	2001	Director

The following is a biographical summary of the experience of the nominees for our board:

Robert H. Getz has served as a director since December 1999. Mr. Getz has been a managing director of Cornerstone Equity Investors, LLC, a private equity investment firm that specializes in technology, business service, consumer, and healthcare service investments, since December 1996. Prior to joining Cornerstone, Mr. Getz served as a managing director of Prudential Equity Investors, Inc., also a private equity investment firm, from February 1987 to December 1996. Mr. Getz also serves as a director of several private companies, including Centurion Wireless Technologies, Inc., a designer and manufacturer of antenna and power solutions for the wireless device industry. Mr. Getz holds a Bachelor of Arts degree from Boston University and a Master of Business Administration degree in finance from the Stern School of Business at New York University. Mr. Getz currently serves as a member of our Audit Committee and our Corporate Governance Committee.

Peng K. Lim has served as a director since May 2001. Mr. Lim has served as the president and chief executive officer of TapWave, Inc., a mobile solutions company, since May 2001. Prior to that time, Mr. Lim served as vice president, worldwide product development of Palm, Inc., a handheld and wireless computer company, from April 1999 to May 2001. Prior to that time, Mr. Lim served as vice president of engineering of Fujitsu Personal Systems, a pen-based and wireless computer company and a wholly-owned subsidiary of Fujitsu Limited, from June 1997 to March 1999. From July 1996 to June 1997, Mr. Lim was an engineering platform director for Texas Instruments, a semiconductor company. Mr. Lim currently serves on the board of directors of inViso Inc., a web hosting and design company. Mr. Lim holds a Bachelor of Science degree and a Master of Science degree in Electrical Engineering from University of Windsor and a Master of Engineering Management from Northwestern University. Mr. Lim also completed the Stanford Executive Program for Growing Companies at Stanford University. Mr. Lim currently serves as a member of our Compensation Committee.

Assuming the election of both Messrs. Getz and Lim, the board will continue to be comprised of seven directors.

Vote Required on Proposal 1

The election of each director requires the plurality of the votes cast by the holders of the shares entitled to vote at the annual meeting and present, either in person or by proxy, at the annual meeting.

Board Recommendation

The board recommends a vote FOR Proposal 1.

Directors Continuing in Office

Information concerning our other directors whose terms do not expire at the annual meeting is set forth below.

Name	Age	Position with the Company	Term Expires In
Peter V. Leparulo	45	CEO and Director	2006
Daniel E. Pittard	54	Director	2005
Horst J. Pudwill	58	Director	2006
Mark S. Rossi	47	Chairman of the Board	2005
David A. Werner	51	Director	2006

Peter V. Leparulo has served as a director since May 2003 and as our chief executive officer since January of 2003. Prior to that time, he was our senior vice president, general manager, CDMA operations since May 2001. From September 2000 to May 2001, he served as our senior vice president, corporate and strategic development and general counsel. From June 1998 until September 2000, Mr. Leparulo was a senior partner at the law firm of Orrick, Herrington & Sutcliffe LLP, where he specialized in corporate finance, mergers and acquisitions, securities, intellectual property and general corporate matters. Prior to joining Orrick, Mr. Leparulo was a partner at the law firm of Pillsbury Madison & Sutro LLP, from January 1992 until June 1998, and an associate at that firm from October 1989 until January 1992. He holds a Bachelor of Science degree from Colgate University and a Juris Doctor from Case Western Reserve University.

Daniel E. Pittard has served as a director since November 2002. Since November 1999, Mr. Pittard has served as chairman and chief executive officer of ideaEDGE Ventures LLC, a venture development firm assisting companies in the creation and launching of new mobile Internet endeavors, products and services. Prior to co-founding ideaEDGE Ventures, he was senior vice president, strategy and new ventures for Gateway, Inc., a computer manufacturer, from October 1998 to June 1999, where he was chief strategy officer responsible for business development, acquisitions and new ventures. His earlier experience includes serving as a partner at McKinsey & Company, group vice president at Amoco Corporation and senior vice president and general manager for Pepsico, Inc. He received a Masters in Business Administration from Harvard University and a Bachelor of Science from Georgia Institute of Technology. Mr. Pittard currently serves as chairman of our Corporate Governance Committee.

Horst J. Pudwill has served as a director since July 2003. Since 1985, Mr. Pudwill has served as founder, chairman and chief executive officer of Techtronic Industries Co., Ltd., a Hong Kong-based global manufacturer of industry leading brands in power tools, lawn and garden equipment, and floor care appliances. Mr. Pudwill co-founded Novatel Wireless and previously served on our board from 1996 until 2000. Mr. Pudwill received a Master’s Degree in Commerce and Engineering from Technical College, Flensburg, Germany and a degree in Engineering from Technical College, Verden, Germany.

Mark S. Rossi has served as the chairman of our board since January 2003 and as a director since December 1999. Mr. Rossi has served as managing director of Cornerstone Equity Investors, LLC, a private equity investment firm that specializes in technology, business service, consumer, and healthcare service investments, since December 1996. Prior to joining Cornerstone, Mr. Rossi served as the president of Prudential Equity Investors, Inc., a private equity investment firm, from June 1994 to December 1996. Mr. Rossi also serves as a director of Maxwell Technologies, Inc., a diversified technology products and services company, as well as several other private companies. Mr. Rossi holds a Bachelor of Arts degree from Saint Vincent College and a Master of Business Administration degree in finance from the Kellogg School of Management at Northwestern University. Mr. Rossi currently serves as the chairman of our board of directors and is a member of our Audit Committee and chairman of our Compensation Committee.

David A. Werner has served as a director since January 2004. Mr. Werner currently is a partner at Engineered Components, an acquisition and business development company serving the engineered components market, which he joined in 2002. Prior to Engineered Components, Mr. Werner served as executive vice president and chief financial officer of Day Runner, Inc. from 1999 to 2002. Prior to that, Mr. Werner was executive vice president and member of the board of directors for Kaynar Technologies, Inc., a specialty component manufacturer, from 1994 to 1999. Mr. Werner is a Certified Public Accountant and received both a Bachelor of Science in business administration and a Masters in Business Administration from the University of Southern California. Mr. Werner currently serves as the chairman of our Audit Committee.

Board Meetings and Attendance

During the year ended December 31, 2003, our board held five regularly scheduled meetings. All but two directors attended 100% of the aggregate of (i) the total number of meetings of the board during the period they were on the board and (ii) the total number of meetings of the committees of the board on which such directors served during the period in which such directors served on such committees. Mr. Lim attended all but one of the foregoing such meetings and Mr. Oros, a director of ours during 2003, attended all but three of the foregoing such meetings.

Board Committees

The board has a standing audit committee, a standing compensation committee and a standing corporate governance committee.

Audit Committee. Our board of directors has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, consisting of Messrs. Rossi, Getz and Werner. Mr. Werner serves as chairman of our audit committee. The Nasdaq Stock Market, on which we are a listed company, requires that audit committees of listed companies be comprised of at least three directors each of whom is an Independent Director (as Nasdaq’s regulations define that term). Our board has determined that each current audit committee member qualifies as an Independent Director. In addition, our board has determined that Mr. Werner is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Our audit committee operates pursuant to a written charter first adopted and approved by our board of directors in April 2000. We filed our audit committee charter as an appendix to our annual proxy statement in April 2001. In April 2004, our board of directors reviewed and proposed revisions to the audit committee charter and our board subsequently adopted these proposed revisions. We have filed the audit committee charter, as amended, as an appendix to this proxy statement. The audit committee oversees our financial reporting process on behalf of the board including the adequacy of financial statement disclosures. It also reviews and supervises our financial controls, including the selection of our independent public auditors, reviews our books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of our independent public auditors and takes further actions as it deems necessary to complete an audit of our books and accounts. The audit committee met five times during the year ended December 31, 2003 and its report is included later in this Proxy Statement.

Compensation Committee. Our compensation committee consists of two directors, each of whom is an Independent Director within the meaning of the listing standards of Nasdaq, and acts under a written charter first adopted and approved by our board of directors in April 2000. The two directors on our compensation committee are Messrs. Rossi and Lim with Mr. Rossi serving as its chairman. The compensation committee reviews and approves the compensation and benefits of our executive officers, administers our compensation, stock incentive and stock purchase plans, reports to the board regarding compensation matters and performs other duties as our board may request from time to time. Our compensation committee held three meetings during the year ended December 31, 2003 and its report is included later in this Proxy Statement.

Corporate Governance Committee. Our corporate governance committee was established by our board of directors on January 30, 2004. Its purpose is to assist in ensuring that our board maintains and follows appropriate standards of corporate governance. To carry out this purpose, the committee will develop and recommend to our board a number of corporate governance principles applicable to our company. The members of our corporate governance committee are Messrs. Getz, Lim and Pittard. Mr. Pittard serves as the chairman of our corporate governance committee.

Nominations Process. Our board of directors does not have a standing nominating committee because all our Independent Directors, acting together and with input from our stockholders if offered, identify qualified individuals for service on our board. We believe that all our Independent Directors acting in concert, as opposed to a subset of them acting by means of a discreet standing committee, is the most efficient framework within which to identify potential directors. To this end, our board of directors has adopted a written nominations procedures policy in terms of which the Independent Directors review candidates for recommendation to our board. Messrs. Getz, Lim, Pittard, Rossi and Werner, each of whom qualifies as an independent director, participate in the consideration of director nominees.

Compensation of Directors

Cash Compensation. Non-employee directors currently receive $1,500 from us for each board meeting they attend in person ($750 if attendance at such board meeting is via telephone) and $500 for attending each board committee meeting (whether attended in person or via telephone), as well as reimbursement of reasonable expenses incurred in connection with attending those meetings. We do not currently pay our non-employee directors an annual retainer fee.

Option Grant. Those of our directors who are also employees of Novatel Wireless are eligible to participate in our stock incentive plan (Option Plan) and our employee stock purchase plan (Purchase Plan). Non-employee directors are eligible to participate in the Option Plan. Our board adopted the Option Plan and the Purchase Plan on July 24, 2000 and our stockholders approved each of them in September 2000. Prior to 2003, each of our then existing non-employee directors had previously received options to purchase 20,000 shares of our common stock. During 2003, our non-employee director compensation policy was revised to provide for all future non-employee directors to receive, upon being appointed to the board, a one-time grant of options to purchase up to 85,000 shares of our common stock. One-fifth of these options vest and become exercisable six months following the date of grant and the remaining balance vests ratably over the following 30 months while service on our board continues. Also during 2003, our existing non-employee directors each received a one-time grant of options to purchase approximately 71,667 shares of our common stock. One-fifth of these options vested and became exercisable on May 20, 2003 with the remaining balance vesting ratably over the following 30 months while service on our board continues. Pursuant to the Option Plan, options granted to non-employee directors automatically vest upon a change in control of the Company. The per share exercise price of these options is equal to 100% of the fair market value per share of the underlying common stock on the date of grant as quoted on The Nasdaq Stock Market.

Corporate Governance Matters

Code of Ethics. Our board of directors has adopted a code of business conduct and ethics that applies to all our directors, officers and employees. If the board makes any substantive amendment to this code for the principal executive and senior financial officers or grants any waiver, including any implicit waiver, from the provision of the Code to one of these officers, we will timely disclose the nature of the amendment or waiver as required by law.

Independence of the Board of Directors. The board has determined that Messrs. Getz, Lim, Pittard, Rossi and Werner are “independent directors” as defined in the listing standards of The Nasdaq Stock Market.

Contacting the Board of Directors. Any stockholder who desires to contact the Chairman or the other members of our board of directors may do so by writing to: Board of Directors, c/o the Corporate Governance Committee, Novatel Wireless, Inc., 9255 Towne Centre Drive, Ste 225, San Diego, CA 92121. Communications will be distributed to the Chairman or the other members of the board as appropriate depending on the facts and circumstances outlined in the communication received.

Attendance at Annual Stockholder Meetings by the Board of Directors. Although we do not have a formal policy regarding attendance by members of our board at the annual meeting of stockholders, we encourage, but do not require, directors to attend.

Process for Nominating Candidates for Election to the Board of Directors. Stockholder nominations to the board of directors must meet the requirements set forth in Section 2.5 of the company’s Bylaws. Under these requirements, nominations for election to the board of directors may be made at a meeting of stockholders by any stockholder who is entitled to vote in the election of directors and who provides timely written notice to our Corporate Secretary. This notice must contain specified information concerning the nominee and concerning the stockholder proposing the nomination. In order to be timely, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at least 120 calendar days before the one year anniversary of the date on which the company first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders. For a copy of the company’s Bylaws, please write to the Corporate Secretary at our executive offices set forth above.

Process for recommending candidates for election to the Board of Directors. Our board has adopted a written Nominations Process Policy according to which our Independent Directors determine whether to recommend candidates for election to the board of directors. It is the policy of our Independent Directors to consider recommendations for candidates to the board of directors from stockholders. Stockholder recommendations for candidates to the board of directors must be directed in writing to Corporate Secretary, Novatel Wireless, Inc. 9255 Towne Centre Drive, Suite 225, San Diego, CA 92121, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Novatel Wireless within the last three years, and evidence of the recommending person’s ownership of shares of our voting capital stock.

The general criteria and process that our Independent Directors apply in evaluating and identifying the candidates that it selects and recommends to the full board for selection, as director nominees, are as follows:

•	In its evaluation of director candidates, including the members of the board of directors eligible for re-election, our Independent Directors seek to achieve a balance of knowledge, experience and capability on the board and consider (1) the current size and composition of the board and the needs of the board and its constituent committees, (2) such factors as issues of character, judgment, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Independent Directors may deem appropriate.

•	While the Independent Directors have not established specific minimum qualifications for director candidates, they believe that candidates and nominees must reflect a board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, or technology, including their understanding of our business, (4) have qualifications that will increase overall board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	With regard to candidates who are properly recommended by stockholders or by other means, the Independent Directors will review the qualifications of any such candidate, which review may include interviewing references for the candidate, direct interviews with the candidate, background checks or other actions deemed necessary or proper.

•	In evaluating and identifying candidates, the Independent Directors have the authority to retain and terminate any third-party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	After completing its review and evaluation of director candidates, our Independent Directors make recommendations to the full board of directors for selection.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT AUDITORS

Our board has appointed KPMG LLP, an international accounting firm of independent certified public accountants, to act as independent auditors for us for fiscal year 2004. The board believes that KPMG’s experience with and knowledge of us are important, and would like to continue this relationship. KPMG has advised us that the firm does not have any direct or indirect financial interest in Novatel Wireless or any of its two (2) wholly owned subsidiaries, nor has KPMG had any such interest since the inception of Novatel Wireless in 1996 other than as a provider of auditing and accounting services.

In making the recommendation for KPMG to continue as independent auditors for the year ended December 31, 2004, the audit committee reviewed past audit results and the non-audit services performed during 2003 and which are proposed to be performed during 2004. In selecting KPMG, the audit committee and the board carefully considered KPMG’s independence. KPMG has confirmed to us that it is in compliance with all rules, standards and policies of the Independent Standards Board and the Securities and Exchange Commission (SEC) governing auditor independence.

A representative of KPMG is expected to attend the annual meeting. The KPMG representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from stockholders.

Our board of directors recommends a vote FOR ratification of the appointment of KPMG as our independent auditors for our fiscal year ending December 31, 2004. Unless a contrary choice is specified, proxies solicited by our board of directors will be voted FOR ratification of this appointment.

Vote Required on Proposal 2

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote at the annual meeting.

Board Recommendation

The board recommends a vote FOR Proposal 2.

PROPOSAL 3:

AMENDMENT OF THE AMENDED AND RESTATED NOVATEL WIRELESS, INC.

2000 STOCK INCENTIVE PLAN

Our amended and restated 2000 stock incentive plan (Option Plan) currently has stockholder approval for the issuance of options to purchase up to 5,500,000 shares of our common stock, subject to annual adjustment as set forth below and subject to adjustment in the event of stock splits and other similar events as described in more detail in the Option Plan itself. As of May 14, 2004, options to purchase an aggregate of 4,065,318 shares of common stock were issued and outstanding and options to purchase an aggregate of 704,300 shares remained available for grant under the plan. Options to purchase 729,906 shares of common stock have been exercised thus far since the plan has been in effect and, as a consequence, those shares are no longer available for issuance under the plan.

On May 4, 2004, our board of directors approved an amendment to the Option Plan, subject to stockholder approval, pursuant to which an additional 2,000,000 shares would be reserved for issuance under the plan. If our stockholders approve this proposed amendment, it would have the effect of immediately adding 2,000,000 shares to the plan. Assuming the company’s equity structure otherwise remains unchanged, grants and subsequent exercises of options to purchase all the additional shares subject to this proposal would dilute your respective percentage ownership interest in Novatel Wireless by up to 5.98%.

Nevertheless, the board has concluded that it is in the best interests of stockholders to enhance the company’s ability to attract, retain and motivate personnel by means of equity incentives. The board made its determination after giving consideration to the compensation and employee incentive practices of other comparable companies and of other companies in positions comparable to that of the company. The amendment was designed to enhance the flexibility of our board and the compensation committee within our board to grant stock options and other equity and equity based awards that the plan permits us to grant and to ensure that we can continue to grant such awards to such persons at levels determined to be appropriate by our compensation committee at the time of grant in light of the circumstances then prevailing. As of the date of this proxy statement, we do not have a plan, arrangement or commitment to grant additional options under our Option Plan, however we expect that we will need to make additional grants in the near future in order to hire additional employees and to properly incentivize existing employees.

Set forth below is a summary of the Option Plan, as it has been amended and restated to date. This summary is qualified in its entirety by the terms of the plan which was most recently filed on March 31, 2004 as an exhibit to our annual report on Form 10-K/A for the fiscal year ending December 31, 2003.

Introduction

Our Option Plan was adopted by our board of directors on July 24, 2000 and was approved by our stockholders in September 2000. The plan became effective upon the initial public offering of shares of our common stock on November 15, 2000.

Shares Subject to the Plan

The plan provides for the discretionary grant of incentive stock options to employees, including officers and employee directors, and for the discretionary grant of non-statutory stock options, stock appreciation rights, stock units and stock purchase rights to employees, directors and consultants. Currently, all our employees are eligible to participate in the plan. If our stockholders approve Proposal 3 at the 2004 annual meeting, it would result in a total of potentially 6.8 million shares of our common stock being issuable in the future under the plan, including shares already authorized for issuance under the plan and including shares authorized for issuance under a predecessor stock option plan further grants under which were terminated on November 15, 2000. In addition, and as the plan currently provides, on the first day of each fiscal year while the plan is in effect, shares are added to the plan equal to the lesser of (i) 100,000 shares, (ii) three percent of the shares of our common stock outstanding on the last day of the prior fiscal year, or (iii) such lesser number of shares as our board of directors may determine in its sole discretion. In addition, in the case of stock options, in the event that an optionee’s employment with us terminates, all unvested options at such time are terminated with respect to the optionee and are immediately returned to the plan and made available for future grant as of the effective date of termination of employment. Moreover, generally 90 calendar days following such cessation of employment, the former employee’s vested options are automatically cancelled (unless they were exercised during that 90 day period, which the plan permits) and the shares otherwise issuable upon exercise of those vested options are likewise returned to the plan and become available for future issuance under the plan. Unless terminated sooner, the 2000 stock incentive plan terminates, by its terms, on July 23, 2010.

Administration

The compensation committee of our board of directors generally administrates the plan and generally has the power to select the employees who are to receive awards under the plan. It also interprets the plan and determines the type, number, vesting requirements (as further discussed below) and other features and conditions of an award of the options, restricted stock, stock appreciation rights or stock units granted. The compensation committee currently consists of two independent directors on our board who satisfy the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, with respect to awards granted to our officers and directors under Section 16 of that Act. We believe that the members of our compensation committee also constitute Independent Directors within the meaning of applicable Nasdaq Marketplace Rules. The compensation committee operates according to a written charter which our board of directors authorized and approved in April 2000.

Vesting

Options issued or issuable under the plan generally vest and become exercisable over a four-year period with 25% of the option shares vesting on the first anniversary of the date of grant and the balance of the grant vesting in 36 equal monthly installments commencing on the date one month and one year after the date of grant. Nevertheless, under the plan, the compensation committee has the authority to determine alternative vesting schedules and at various times has elected to grant options with alternative vesting schedules. In addition, the plan permits the compensation committee to allow an optionee to exercise his or her options before they become vested, subject to the company’s right of repurchase over any underlying shares acquired under the unvested portion of the options. This right of repurchase would lapse at the same rate that the option would have vested had there been no early exercise. In the case of restricted stock or stock units granted under the plan, such awards would become vested, in full or in installments, upon the satisfaction of the conditions specified in the applicable agreement between us and the recipient.

Our board, or its compensation committee to which it currently delegates administration of the plan, has the authority to amend, suspend or terminate the option plan at any time for any reason, but no such action would affect any award previously granted under the plan. Awards granted under the plan are generally not transferable by the holder, and each option and stock appreciation right is exercisable during the lifetime of the holder only or by the holder’s guardian or legal representative. The plan provides that a stock option or a stock appreciation rights agreement under the plan may provide for accelerated exercisability in the event of the holder’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the holder’s service to us.

In the case of restricted stock and stock units issuable under the plan, unless the plan administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable after the purchaser’s employment or other service relationship with us has ended for any reason, including his or her death or disability. Each award of restricted stock and stock units would be granted pursuant to an agreement between us and the participant, and would vest in full or in installments in accordance with the respective agreement, which may provide for acceleration upon the occurrence of certain events. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement would be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option would lapse at a rate determined by the administrator.

Stock Option Exercise Prices

The exercise price of all incentive stock options and non-statutory stock options granted to non-employee directors must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of other non-statutory stock options and stock purchase rights granted under the option plan is determined by the administrator, but with respect to non-statutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (Code), the exercise price must be at least equal to the fair market value of our common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. For purposes of determining such fair market value, we currently use the reported closing price of our common stock at the close of regular trading hours as listed on Nasdaq. The term of all other options granted under the plan may not exceed ten years. The plan permits optionees to pay the exercise price for the options using cash, by surrendering shares of the company owned by the optionee (including shares acquired in the exercise itself and commonly referred to as a cashless or net exercise provision), by delivery to us of a full-recourse promissory note, or other means consistent with and subject to applicable laws, rules and regulations. In January 2001, we filed a registration statement with the SEC on Form S-8 covering the resale of the shares issued upon exercise of stock options granted under the Option Plan pursuant to which employees are able to resell these shares upon their purchase from us, subject to compliance with our internal company restrictions on trading in company securities.

Modification or Assumption of Stock Options

Within the limitations of the plan, the board or the committee designated to administrate it, may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by us or another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. Nevertheless, the modification of a stock option will not, without the consent of the optionee, alter or impair the optionee’s rights or obligations under the option.

Effect of a Change in Control

The plan provides that in the event that we are a party to a merger, reorganization or other similar corporate event, outstanding awards, other than grants to non-employee directors, shall be subject to the agreement of merger, reorganization or other similar corporate event. Such agreement may provide, without limitation, for the assumption of outstanding awards by the surviving corporation or its parent, for their continuation by us if we are the surviving corporation, for accelerated vesting or for their cancellation with or without consideration. The plan administrator may determine, at the time of granting an award or thereafter, that such award shall become fully vested as to all shares subject to such award in the event that a change in control occurs with respect to us. In addition, the plan provides that options granted to non-employee directors vest altogether in the event of certain changes of control.

Protection of Optionees Against Dilution

In the event of a subdivision of the outstanding shares of our common stock, a declaration of a dividend payable in shares of our stock or payable in a form other than shares of common stock in an amount that has a material effect on the price of the shares, a reverse stock-split, a recapitalization, reorganization, merger, or other similar occurrence, the compensation committee is entitled to make such adjustments, as it in its reasonable discretion, deems appropriate in order to prevent the dilution or enlargement of the rights granted under the plan. The compensation committee may do so by adjusting (i) the number of shares available for future awards, (ii) the number of shares covered by each outstanding award or (iii) the exercise price. The compensation committee did not make any adjustment to awards previously granted under the plan pursuant to this provision as a consequence of the 1 for 15 share reverse stock split that our stockholders approved in September of 2002 and which became effective on October 29, 2002 except however that upon the effectiveness of the reverse stock split, the exercise prices with respect to all the options that were outstanding as of such date were increased by a factor of fifteen (15) and the number of shares issuable upon exercise of options then issued and outstanding was reduced by a divisor of 15. In addition, the compensation committee determined as a consequence of the reverse stock split to reduce by a divisor of 15 both the overall size of the option plan pool as well as the number of shares that are annually added to the plan.

Federal Income Tax Consequences

Option Grants. Options granted under our stock option plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code (Code), or non-statutory stock options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at such time over the exercise price paid for those shares.

The optionee would recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two requirements is not satisfied, then a disqualifying disposition results.

Upon a qualifying disposition, the optionee would recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares would be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition would be taxable as a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we would be entitled to an income tax deduction, if otherwise available to us, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we would not be entitled to any income tax deduction.

Non-Statutory Stock Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee would, in general, recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee and the company would be required to satisfy certain tax withholding requirements applicable to such income.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee’s cessation of service prior to vesting in those shares, then the optionee would not recognize any taxable income at the time of exercise but would have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee would not recognize any additional income as and when the repurchase right lapses.

We would be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction would in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder would recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder would be required to satisfy the tax withholding requirements applicable to such income.

We would be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Restricted Stock. The tax principles applicable to grants of restricted stock under the plan would be substantially the same as those summarized above for the exercise of non-statutory stock option grants.

Deductibility of Executive Compensation

We anticipate that any compensation deemed paid by it in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory stock options with exercise prices equal to the fair market value of the option shares on the grant date under the stock option plan will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to our executive officers. Accordingly, all compensation deemed paid with respect to those options should remain deductible by us without limitation under Section 162(m) of the Code.

Accounting Treatment

Under the accounting principles currently in effect, option grants made to employees and non-employee members of our board of directors under our stock option plan with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the company’s reported earnings. However, the fair value of those options is required to be disclosed in the notes to our consolidated financial statements, we must also disclose, in the notes to our consolidated financial statements, the pro forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis where applicable.

Option grants or stock issuances made under the option plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against our earnings over the period that the option shares or issued shares are to vest.

Option grants made to non-employee consultants will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will include the appreciation in the value of the option shares over the period between the grant date of the option and the vesting date of each installment of the option shares. In addition, any options that are repriced will also trigger a direct charge to our reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option and the date the option is exercised for those shares or terminates unexercised.

Should one or more individuals be granted tandem stock appreciation rights under the option plan then such rights would result in a compensation expense to be charged against our reported earnings. Accordingly, at the end of each fiscal quarter, the amount, if any, by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

The Financial Accounting Standards Board (FASB) has recently initiated a project to reconsider the appropriate accounting treatment for employee stock options, such as those issuable under our option plan. Accordingly, the foregoing summary of the applicable accounting treatment for stock options may substantially change in the event that FASB were to conclude that employee stock options should be valued, either as of the grant date or other appropriate measurement date, under an appropriate option valuation formula such as the Black-Scholes formula and that such value should then be charged as a direct compensation expense against our reported earnings over a designated period.

Vote Required on Proposal 3

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote at the annual meeting.

Board Recommendation

The board recommends a vote FOR Proposal 3.

PROPOSAL 4:

AMENDMENT OF THE NOVATEL WIRELESS, INC.

2000 EMPLOYEE STOCK PURCHASE PLAN

Employee Stock Purchase Plan

Our 2000 employee stock purchase plan (Purchase Plan) currently has stockholder approval for the issuance of up to 100,000 shares of our common stock, subject to annual adjustment as set forth below and subject to adjustment in the event of stock splits and other similar events described in more detail in the Purchase Plan itself. As of May 14, 2004, 52,885 (Per 10-K) shares had been purchased under the plan and 101,115 remained reserved for issuance thereunder.

On January 30, 2004, our board of directors approved an amendment to the Purchase Plan, subject to stockholder approval, pursuant to which an additional 80,000 shares would be reserved for issuance thereunder.

If our stockholders approve this amendment it would have the effect of immediately adding this amount of shares to the Purchase Plan. Set forth below is a summary of the Purchase Plan which is qualified in its entirety by the terms of the plan itself which we filed as exhibit to our registration statement on Form S-1 declared effective in November 2000.

Our board of directors adopted the Purchase Plan on July 24, 2000 and our stockholders approved it in September 2000. The plan became effective upon our initial public offering on November 15, 2000. Currently a total of 101,115 shares of our common stock are reserved for issuance under the plan including shares automatically added annually to the plan as follows: beginning with our first fiscal year beginning after the first day of each fiscal year while the plan is in effect, shares are added to the plan equal to the lesser of (a) 0.5% of the outstanding shares of our common stock on the last day of the prior fiscal year, (b) 18,000 shares, or (c) such lesser number of shares as may be determined by our board in its sole discretion.

The plan permits participants to purchase shares of our common stock through payroll deductions of up to 10% of their total annual compensation. We use the dollar amounts that we deduct and accumulate on behalf of each participant in order to purchase shares of our common stock reserved for issuance under the plan at the end of each purchase period. Under the plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (Code), our board of directors may determine the duration and frequency of stock purchase periods. The plan generally operates using consecutive, overlapping, twenty-four month offering periods. Each offering period includes four approximately six-month purchase periods. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year.

The price of stock purchased under the Purchase Plan is generally 85% of the lower of the fair market value of our common stock either at the beginning of the offering period or at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants are withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and, if they elect to do so, are paid their accumulated payroll deductions to date without interest.

Any employee of ours is eligible to participate. However, no employee may be granted an opportunity to purchase stock under the Purchase Plan if immediately after the grant, he or she would own stock processing 5% or more of the total combined voting power or value of all classes of our capital stock. Participation in the Purchase Plan ends automatically upon termination of employment with us.

Rights granted under the plan are not transferable by a participant other than upon his or her death or by a special determination by the plan administrator. In the event we were to merge with or into another corporation or sell substantially all of our assets, each outstanding option under the Purchase Plan will be subject to the acquisition agreement.

Our board of directors has the authority to amend or terminate the Purchase Plan at any time for any reason. Unless earlier terminated by our board of directors, the plan will terminate automatically 10 years from its effective date. In January 2001, we filed a registration statement with the SEC on Form S-8 covering the resale of the shares purchased under the Purchase Plan pursuant to which employees are able to resell these shares upon their purchase from us, subject to compliance with our internal company restrictions on trading in company securities.

Vote Required on Proposal 4

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote at the annual meeting.

Board Recommendation

The board recommends a vote FOR Proposal 4.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

The following table sets forth certain current information with respect to our executive officers:

Name	Age	Position with the Company
Peter V. Leparulo	44	Chief Executive Officer and Director
Robert M. Hadley	40	Vice President, Sales and Marketing
Dan L. Halvorson	38	Vice President, Finance, Chief Accounting Officer and Treasurer
Patrick J. O’Bright	40	Vice President, Operations and General Manager
Slim S. Souissi	39	Vice President, Chief Technology Officer

Peter V. Leparulo has served as our chief executive officer since January 2003. Biographical information regarding Mr. Leparulo is set forth above under “Directors Continuing in Office.”

Robert M. Hadley has served as our vice president of sales and marketing since January 2003. Prior to that time, he served as our vice president of strategic accounts from April 2001 to December 2002. Before joining us, Mr. Hadley was vice president sales for e-SIM Ltd., a provider of advanced simulation technology for product development. Prior to that Mr. Hadley held various senior sales and marketing positions inside Aonix, a Thomson Software company providing IT solutions for corporate enterprise reporting and lifestyle software development markets, where he rose to the position of vice president of marketing. Mr. Hadley holds a Bachelor of Science degree in Computer Science from San Diego State University.

Dan L. Halvorson has served as our vice president of finance, chief accounting officer and treasurer since January 2004. Prior to that time, Mr. Halvorson served as our vice president of finance and treasurer since September 2001 and as director of finance and treasurer since joining us in March 2000. From January 1998 through March 2000, Mr. Halvorson was director of finance at Dura Pharmaceuticals. Mr. Halvorson is a Certified Public Accountant and holds a Bachelor of Science degree from San Diego State University.

Patrick J. O’Bright has served as our vice president of operations and general manager since January 2003. From September 2000 until January 2003, he was our director of CDMA strategy. From May 1999 until September 2000, he was a program manager at Motorola, Inc. From August 1998 to May 1999, he worked in manufacturing operations with QUALCOMM, Incorporated. Mr. O’Bright received a Bachelor of Science degree from the State University of New York after which he served in the United States Navy for approximately 11 years.

Slim S. Souissi has served as our vice president and chief technology officer since October 2002. Prior to that time, he served as our vice president of emerging technologies from December 2001 to October 2002 and as our principal research scientist from May 2000 to December 2001. Prior to joining us, Dr. Souissi was principal staff engineer in Motorola’s research and development operation from November 1994 to May 2000. Dr. Souissi earned a Ph.D. and a Master’s Degree in Electrical Engineering from the Georgia Institute of Technology, a Master’s Degree in Digital Signal Processing from the Ecole Superieure d’Electricite (France) and a Master’s degree in Engineering from the Ecole Superieure d’Ingenieurs de Marseille (France). In addition, Dr. Souissi holds 26 U.S. patents, all related to wireless technology.

Code of Ethics

We have adopted a code of ethics that applies to all our directors, officers and employees. A copy of the code of ethics is available, without charge, upon request, by addressing your request to: Corporate Secretary, Novatel Wireless, Inc., 9255 Towne Centre Drive, San Diego, CA 92121. We will disclose any amendments to our code of ethics and all waivers from any provisions of our code of ethics granted to any of our executive officers on our website at www.novatelwireless.com.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth the salary, bonus and other compensation paid for 2001, 2002 and 2003 with respect to our Chief Executive Officer, our former Chief Executive Officer, and our former Senior Vice President, Finance, Chief Financial Officer and Secretary (Named Executive Officers).

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
	Year	Salary	Bonus(1)		Other Annual Compensation			Securities Underlying Options Granted	All Other Compensation
Peter V. Leparulo(2) Chief Executive Officer	2003 2002 2001	$198,764 230,000 230,000	$	— — 28,750	$	— 109,541 27,244	(3) (3)	771,334 55,331 —	$	— — —

John E. Major(4) Chairman of the Board, Chief Executive Officer	2003 2002 2001	13,585 325,000 325,000		— — 81,250		— — —		— 182,380 —		153,500 — —	(5)

Melvin L. Flowers(6) SVP, Finance, CFO & Secretary	2003 2002 2001	198,973 227,500 200,000		— — 26,250		— — —		271,334 55,330 —		— — —

(1)	Unless otherwise noted, the amount for any year represents the amount earned in that year, whether or not paid in a subsequent year. The amount of any bonus was determined by the compensation committee of the board of directors and thereafter ratified by the board of directors.
(2)	Mr. Leparulo commenced serving as our chief executive officer as of January 13, 2003, prior to which he was our senior vice president, general manager, CDMA operations.
(3)	Represents relocation and temporary living expenses paid by us.
(4)	Mr. Major ceased serving as our chief executive officer as of January 13, 2003.
(5)	Represents severance and related legal fees paid to Mr. Major in connection with the termination of his employment.
(6)	Mr. Flowers ceased serving as our senior vice president, finance, chief financial officer and secretary as of December 31, 2003 at which point all his unvested options were automatically cancelled. Mr. Flowers exercised 82,933 of his vested options in January 2004 and 12,778 of his vested options in February 2004. On March 30, 2004, all his remaining vested options were automatically cancelled.

Option Grants in Last Fiscal Year

We granted options to purchase a total of 1,042,668 shares to the Named Executive Officers during 2003. During the same period, we granted options to purchase up to a total of 2,139,010 shares of common stock to other employees and our non-employee directors at exercise prices equal to the fair market value of the common stock on the date of grant, as quoted on The Nasdaq Stock Market. The options granted to the Named Executive Officers during 2003 vest at the rate of 20% on the six month anniversary of the vesting commencement date, which is typically the grant date, and 1/30th of the remaining balance of each grant vests each month thereafter for so long as employment or service for us continues. In addition, the options granted to Mr. Leparulo automatically vest in the event we were to terminate Mr. Leparulo’s employment for any reason other than cause or in the event of a change in control of our company.

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value $(1)
Peter V. Leparulo	771,334	24.24%	(2)	(2)	$652,953
John E. Major	—	—	—	—	—
Melvin L. Flowers	271,334	8.53	2.65	(3)	569,910

(1)	The grant date present value was determined using a Black-Scholes option pricing model with the following assumptions: expected volatility of 123.0%, risk free rate of return of 3.0%, no dividend yield and an expected term of four years.
(2)	Mr. Leparulo received two separate option grants during 2003. Options to purchase an aggregate of 744,024 shares of common stock were granted at an exercise price of $1.01 per share and expire May 7, 2013. Options to purchase an aggregate of 27,310 shares of common stock were granted at an exercise price of $2.65 per share and expire June 26, 2013.
(3)	Effective upon Mr. Flowers’ resignation on December 31, 2003, all his then unvested options were automatically cancelled.

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End Option Values

The Named Executives Officers did not exercise any stock options during 2003. The following table sets forth certain information concerning unexercised options held by the Named Executive Officers at December 31, 2003.

	Number of Shares Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003
	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter V. Leparulo	327,416	539,249	$1,361,107	$2,543,132
John E. Major(1)	—	—	—	—
Melvin L. Flowers(2)	132,083	—	289,036	—

(1)	Mr. Major ceased serving as our chief executive officer as of January 13, 2003. As a consequence, unvested and unexercisable options to purchase up to 222,869 shares of common stock then held by Mr. Major were automatically cancelled on January 13, 2003. Mr. Major’s remaining 161,946 vested options were exercisable through April 13, 2003, but all such options expired unexercised on that date.
(2)	Mr. Flowers ceased serving as our senior vice president, finance, chief financial officer and secretary as of December 31, 2003. As a consequence, unvested and unexercisable options to purchase up to 234,581 shares of common stock then held by Mr. Flowers were automatically cancelled on December 31, 2003. In January 2004, Mr. Flowers exercised options to purchase 82,933 shares of our common stock and in February 2004, he exercised options to purchase 12,778 shares of our common stock.

The value of unexercised in-the-money options represents the positive spread between the exercise price of the stock options and the fair market value of our common stock including such options (calculated using the closing sales price of our common stock on December 31, 2003 of $5.99 as reported on The Nasdaq SmallCap Market).

Equity Compensation Plan Information

		(a)	(b)	(c)
Plan category	Name of Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	The Amended and Restated Novatel Wireless, Inc. 2000 Stock Incentive Plan	3,794,252	$6.22	1,667,991
Equity compensation plans not approved by security holders	None

Total		3,794,252	$6.22	1,667,991

(a)	Our stockholders approved our amended and restated 2000 Stock Incentive Plan in September 2000, immediately prior to our initial public offering in November 2000. The amounts included in this table include options to purchase shares of our common stock that we issued under our predecessor plan, the amended and restated 1997 Employee Stock Option Plan, further grants under which were terminated on November 15, 2000.
(c)	On the first day of each fiscal year while the plan is in effect, shares available for issuance under the plan are added to the plan equal to the lesser of (i) 100,000 shares, (ii) three percent of the shares of our common stock outstanding on the last day of the prior fiscal year, or (iii) such lesser number of shares as our board may determine in its sole discretion.

Employee Stock Purchase Plan

See Proposal No. 4 for a summary of the principal features of this plan.

401(k) Plan

Our 401(k) plan covers employees located in the United States. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code. Consequently, contributions to the 401(k) plan by employees or by us, and the investment earnings on these contributions, are not taxable to employees until withdrawn from the 401(k) plan. Further, contributions by us, if any, will be deductible by us when made. Employees may elect to contribute up to 15% of their current annual compensation to the 401(k) plan up to the statutorily prescribed annual limit. The 401(k) plan does not currently permit, but may in the future be amended to permit, additional matching contributions to the 401(k) plan by us on behalf of all participants in the 401(k) plan.

Employment Arrangements

In May 2001, we entered into management retention agreements with certain of our executive officers providing for those employees to receive enumerated severance benefits if, within 24 months following a change of control (or at the direction of an acquirer in anticipation of such an event), we were to terminate the employee’s employment other than for cause or disability or if the employee were to terminate his employment with us for good reason. As a condition of the March 12, 2003 financing transaction, we terminated the management retention agreements by mutual agreement with the employees who remained employed by us.

Effective January 13, 2003, our then chief executive officer, John Major, was replaced and his employment was terminated without cause. As result, pursuant to his employment agreement, he was entitled to receive $325,000 in a lump sum payment. In July 2003, we entered into a separation agreement with Mr. Major pursuant to which we paid him a total of $150,000 in three installments in accord and satisfaction of the amounts payable under the employment agreement or which may have been payable under his management retention agreement.

Compensation Committee Interlocks and Insider Participation

The compensation committee of our board of directors during 2003 was comprised of Messrs. Rossi and Lim. There are no compensation committee interlocks and none of our employees is a member of our compensation committee.

Report of the Compensation Committee on Executive Compensation

Role of the Compensation Committee

The compensation committee of the board is responsible for:

•	establishing and reviewing the general compensation policies applicable to our chief executive officer and other executive officers of ours;

•	reviewing the appropriate level of compensation of the chief executive officer and other executive officers of ours;

•	reviewing regional and industry-wide compensation practices in order to assess the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry; and

•	administering our stock compensation plans, including the determination of employees and parties who are to receive grants of stock or stock options and the terms of the grants.

General Policies Regarding Compensation of Executive Officers

In establishing compensation for executive officers, the compensation committee seeks to:

•	attract and retain individuals of superior ability and managerial talent;

•	motivate individuals for the achievement of our business objectives; and

•	align the goals of our executive officers with those of our stockholders.

To these ends, our executive compensation package consists of a fixed base salary, variable annual cash compensation (bonus) and stock-based long-term incentive awards. Compensation for each executive officer is weighted towards the variable components in order to ensure that total compensation reflects the overall success or failure by us and the executive to meet the appropriate performance measures.

Base Salary. The compensation committee establishes salary levels of executive officers after a review of the compensation of executives with comparable responsibility at companies that our compensation committee deems to be similarly situated to us. The compensation committee generally compares our performance with that of other companies in the same industry and also focuses on comparable companies based on various metrics that are located in the same general geographic region.

Annual Bonus. The payment of annual bonuses to our executive officers is intended to promote our pay for performance philosophy in light of applicable facts and circumstances at the time. We base the amount of each executive officer’s annual bonus on a combination of three performance factors:

•	overall corporate performance;

•	departmental performance; and

•	individual achievements and performance.

We measure department goals on specific departmental strategic and operational objectives. We assess individual performance measures in a subjective manner based upon each individual’s annual goals as established each year.

Long-Term Incentive Compensation. The compensation committee recognizes that, while the bonus program provides awards for positive short-term and mid-term performance, the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the value of our common stock through the granting of stock-based incentives. Stock-based incentives constitute the long-term portion of our executive compensation package. Stock options granted at 100% of the stock’s fair market value on the grant date provide an incentive for executives to increase the value of our stock price and, therefore, the return to our stockholders. In granting stock-based awards, the compensation committee takes into account such factors as it determines to be appropriate under the circumstances, including without limitation the extent of an executive’s equity ownership in Novatel Wireless and the amounts and value of long-term compensation and stock-based compensation received by similarly situated executives at competitor firms.

Chief Executive Officer Compensation. The compensation committee determined the compensation of Peter Leparulo for our fiscal year ended December 31, 2003 in accordance with the criteria discussed above. In determining the total amount of cash compensation paid to Mr. Leparulo, the compensation committee evaluated, among other things:

•	our performance for the year ended December 31, 2003 as compared to other comparable companies engaged in activities similar to those in which we are engaged; and

•	the current economic environment of the wireless data communications industry.

Limitation on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain of our executives officers. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the chief executive officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m). The compensation committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the compensation committee will balance the costs and burdens involved in such compliance against the value to Novatel Wireless and its stockholders of the tax benefits that we would obtain as a result, and may in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

Submitted on May     , 2004 by the members of the compensation committee of the board.

Mark S. Rossi

Peng K. Lim

Report of the Audit Committee

The audit committee of the board is comprised of three Independent Directors as required by the listing standards of The Nasdaq Stock Market and operates pursuant to a written charter adopted by the board, a copy of which is attached to this proxy statement.

The role of the audit committee is to oversee the financial reporting process of Novatel Wireless on behalf of the board. The audit committee reviews and supervises the financial controls, including the selection of the company’s independent public auditors, reviews the books and accounts, meets with its officers regarding the financial controls, acts upon recommendations of its independent public auditors and takes further actions as the audit committee deems necessary to complete an audit of the company’s books and accounts. Novatel Wireless management has the primary responsibility for the financial statements as well as the financial reporting processes, accounting principles and internal controls. The independent public auditors that the audit committee has retained on behalf of Novatel Wireless are responsible for performing an audit of the company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the audit committee has reviewed and discussed the audited financial statements of Novatel Wireless as of and for the year ended December 31, 2003 with management and with the independent public auditors. The audit committee has discussed with the company’s independent public auditors, both in the presence and absence of company management, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the audit committee has received the written disclosures and the letter from Novatel Wireless’ independent public auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with them their independence from Novatel Wireless. The audit committee has also considered whether the independent auditors’ provision of non-audit services to Novatel Wireless would be compatible with maintaining their independence.

In the performance of its oversight function, the audit committee has necessarily relied upon the information, opinions, reports and statements presented by Novatel Wireless management and by the company’s independent public auditors. Based on the reports and discussions described above, the audit committee recommended to the board (and the board of directors approved) that the audited financial statements be included in the company’s Annual Report on Form 10-K/A for the year ended December 31, 2003, for filing with the SEC.

Submitted on May 17, 2004 by the members of the audit committee of the board.

Robert H. Getz

Mark S. Rossi

David A. Werner

FEE DISCLOSURE

Fees Billed by Independent Public Auditors

The aggregate fees billed by KPMG LLP, our independent public auditors, for 2003 and 2002 are as follows:

	Fees Paid
	2003	2002
Audit Fees(1)	$260,500	$184,400
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our Consolidated Financial Statements and are not reported under “Audit Fees.”
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. We do not use KPMG for our tax compliance needs.
(4)	All Other Fees consist of fees for products and services other than the services reported above.

Our audit committee annually reviews and pre-approves certain audit and non-audit services that may be provided by our independent auditors and establishes and pre-approved aggregate fee level for these services. Any proposed services non included within the list of pre-approved services or any proposed services that will cause Novatel Wireless to exceed the pre-approved aggregate amount requires specific pre-approval by the audit committee.

PERFORMANCE GRAPH

As a part of the disclosure requirements with respect to executive compensation, we are required to present a chart comparing the yearly percentage change in the cumulative total stockholder return on our common stock over a five-year period. However, since our common stock has been publicly traded only since November 16, 2000, such information is provided from that date through December 31, 2003.

The following graph compares the change in our cumulative stockholder return on our shares of common stock to the cumulative total return of the broad Nasdaq Stock Market and the Dow Jones Technology Sector Index from November 16, 2000, the date on which our common stock commenced trading on Nasdaq, to December 31, 2003. The graph assumes the investment of $100 in each of Novatel Wireless, the Nasdaq Market and the Dow Jones Technology Index on November 16, 2000, and as required by the SEC, the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.

Comparison of Cumulative Total Return on Investment Since November 16, 2000

COMPARISON OF 37 MONTH CUMULATIVE TOTAL RETURN*

AMONG NOVATEL WIRELESS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE DOW JONES TECHNOLOGY INDEX

*	$100 invested on 11/16/00 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	11/16/00	12/00	12/01	12/02	12/03
NOVATEL WIRELESS, INC.	100.00	137.50	13.56	0.72	4.44
NASDAQ STOCK MARKET (U.S.)	100.00	81.00	64.29	44.45	66.46
DOW JONES TECHNOLOGY	100.00	77.20	55.32	33.94	51.26

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of April 28, 2004 with respect to the beneficial ownership of our voting securities of (i) each person who, to our knowledge, beneficially owns more than 5% of any class of our voting securities, (ii) each of our directors and Named Executive Officers, individually and (iii) all our directors and executive officers as a group.

We have relied exclusively upon information provided to us by our directors, Named Executive Officers and executive officers and copies of documents that have been filed with the SEC by others for purposes of determining the number of shares of our capital stock each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the subject securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our capital stock beneficially owned by them. Percentage ownership in the table below is based on 16,685,632 shares of common stock outstanding on April 28, 2004. Shares of our stock subject to options or warrants that are exercisable within 60 days of April 28, 2004 and shares of our common stock issuable upon conversion of our Series B preferred stock that were issued and outstanding on April 28, 2004 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

	Number of Shares Beneficially Owned		Percentage of Class Beneficially Owned
Name and Address of Beneficial Owner(1)	Common	Series B	Common	Series B
Bay Investments Ltd.(2) Suite 1806 Central Plaza 18 Harbour Rd Wanchal Hong Kong K3 0000	3,805,960	2,257	18.95%	49.98%

Horst J. Pudwill(3)	3,834,293	2,257	19.06	49.98

Cornerstone Equity Investors, LLC(4) 717 Fifth Avenue, Suite 1100 New York, NY 10022	2,959,969	1,129	15.96	24.99

Robert H. Getz(5)	3,008,314	1,129	16.18	24.99

Mark S. Rossi(5)	3,008,314	1,129	16.18	24.99

Entities affiliated with Sofaer Capital, Inc.(6) 16 Ice House Street, 16th floor Central Hong Kong	1,525,721	1,036	8.71	22.93

Peter V. Leparulo(7)	440,477	—	2.58	—

Melvin L. Flowers	—	—	*	—

Daniel E. Pittard(8)	38,450	—	*	—

Peng K. Lim(9)	29,456	—	*	—

David A. Werner	—	—	—	—

John E. Major	—	—	—	—

All directors and executive officers as a group (11 persons)	7,599,062	3,386	33.48	74.47

*	Represents less than one percent of the outstanding class of voting securities.

(1)	Unless otherwise indicated, the principal address for each of the persons listed is c/o Novatel Wireless, Inc., 9255 Towne Centre Drive, Suite 225, San Diego, CA 92121.
(2)	Includes 404,167 shares of common stock and 3,401,793 shares of common stock issuable upon conversion of 2,257 shares of Series B preferred stock currently issued and outstanding. Bay Investments Ltd. is the holder of record of these securities. Horst J. Pudwill, one of our directors, exercises voting and investment control over all these securities and disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(3)	Includes those shares identified in footnote (2) above and 28,333 shares of common stock issuable within 60 days of April 28, 2004 upon the exercise of stock options held directly by Mr. Pudwill.
(4)	Includes 1,097,619 shares of common stock, 1,700,892 shares of common stock issuable upon conversion of 1,129 shares of Series B preferred stock and 161,458 shares of common stock issuable upon the exercise of common stock purchase warrants.
(5)	Includes those shares identified in footnote (4) above and 48,345 shares of common stock issuable within 60 days of April 28, 2004 upon the exercise of stock options held directly by each of Mr. Getz and Mr. Rossi upon the exercise of stock options held by each. Mr. Getz, one of our directors, and Mr. Rossi, the Chairman of our Board of Directors, are both managing directors of Cornerstone Equity Investors, LLC. Cornerstone Equity Investors IV, L.P., the record holder of these securities, is an investment fund whose managing general partner is Cornerstone Equity Investors, LLC. Excluding shares issuable upon exercise of stock options, Mr. Getz and Mr. Rossi together with Robert Knox, Dana O’Brien, Steve Larson and Mike Najjar exercise voting and investment control over these securities and each disclaims beneficial ownership except to the extent of his respective pecuniary interest therein.
(6)	Includes 998,603 shares of common stock issuable upon conversion of 678 shares of Series B preferred stock held by Caledonian Bank & Trust Limited, trustee, Sofaer Funds/Sofaer Capital Global Hedge Fund (Sofaer). Also includes 527,118 shares of common stock issuable upon conversion of 358 shares of Series B preferred stock held by RIT Capital Partners, PLC (RIT). Sofaer Capital, Inc. is the investment advisor of each of Sofaer and RIT. Mr. Michael Sofaer exercises voting and investment control over these securities and disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(7)	Represents: 85,425 shares of common stock, 20,104 shares of common stock issuable upon the exercise of warrants and 334,948 shares of common stock issuable within 60 days of April 28, 2004 upon the exercise of stock options. Mr. Leparulo is our chief executive officer and a director.
(8)	Represents 38,450 shares of common stock issuable within 60 days of April 28, 2004 upon the exercise of stock options. Mr. Pittard is a Novatel Wireless director.
(9)	Represents 29,456 shares of common stock issuable within 60 days of April 28, 2004 upon the exercise of stock options. Mr. Lim is a Novatel Wireless director.

Certain Related Relationships and Related Transactions

Series B Financing. In March and May of 2003, we entered into a series of agreements with a group of investors in connection with the private placement of approximately $6.7 million of convertible debt and convertible equity securities and common stock purchase warrants. Cornerstone Equity Investors, LLC, a greater than 5% stockholder of ours, participated in this financing. Robert H. Getz and Mark S. Rossi, two of our directors, are each managing directors of Cornerstone. Cornerstone invested $1 million in the convertible debt and equity securities that we issued and also received warrants to purchase up to 402,083 shares of our common stock. Peter V. Leparulo, our chief executive officer since January of 2003, purchased $50,000 of the convertible debt and equity securities and warrants to purchase up to 21,427 shares of common stock.

In the past, we have sold products to and purchased products from AirLink Communications, Inc., whose chairman and principal stockholder is Mr. Steven Sherman, a former member of our board of directors and a current Novatel Wireless stockholder. During 2003, our sales to AirLink were $61,000 and our purchases from AirLink totaled $59,000. At December 31, 2003, AirLink owed us $496,000 for past purchases. On March 11, 2004, the remaining $496,000 of the AirLink indebtedness was settled in full by AirLink through cash payments to us of $213,000 with the remaining balance settled primarily by an offset of trade payables that we owed to

AirLink as a result of our own purchases in the ordinary course from AirLink, including purchases by us in 2004 totaling $ 208,000. Also, effective March 11, 2004, Mr. Sherman resigned as a member of our board of directors.

We sell products to a subsidiary of Chinatron Group Holdings Limited. Mr. Horst J. Pudwill, one of our directors and principal stockholders, is also a director and stockholder of Chinatron. In addition, the chairman and chief executive officer of Chinatron participated in the Series B financing described above. Sales to Chinatron for the year ended December 31, 2003 were $702,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, certain of our officers (as defined in regulations issued by the SEC), and persons who beneficially own more than ten percent of any class of any equity security of ours which is registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our securities.

To our knowledge, based solely on a review of the copies of such reports furnished to us and representations made to us that no other reports were required during 2003, we believe that all Section 16(a) filing requirements were complied with by our officers, directors and greater than 10% shareholders except that the initial Form 3 filings required of Bay Investments Ltd., Mutual Trust Management (Bermuda) Ltd., Soen Lee and Sofaer Capital, Inc. were filed late.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

If you intend to propose any matter for action at our 2005 Annual Meeting of Stockholders and wish to have the proposal included in our proxy statement, you must submit your proposal to the Corporate Secretary of Novatel Wireless at 9255 Towne Centre Drive, Suite 225, San Diego, CA 92121, not later than February 23, 2005. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act of 1934 as well as the requirements of our certificate of incorporation and bylaws. Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2005 Annual Meeting. You can find other specifics regarding the notice procedures, including the required content of the notice, in our bylaws, a copy of which we will provide you without charge upon your request to our corporate secretary at our executive offices.

PROXY SOLICITATION EXPENSE

We will bear the cost of soliciting proxies, if any. We will request persons, firms and corporations holding shares beneficially owned by others to send proxy material to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the holders’ reasonable expenses for doing so.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by Novatel Wireless, Inc. under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Report of the Compensation Committee on Executive Compensation,” “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Stock Price Performance Graph,” as well as the annexes to this Proxy Statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, as a consequence we file reports, proxy statements and other information with the SEC. You may inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or by way of the SEC’s Internet address, http://www.sec.gov. You may also inspect these reports and other information at the offices of the National Association of Securities Dealers, Inc., 1734 K. Street, N.W., Washington, D.C. 20006. These reports are also available on our web site at www.novatelwireless.com.

In addition, we will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request, additional copies of our Form 10-K/A for the period ended December 31, 2003. Please address requests for copies to: 9255 Towne Centre Drive, Suite 225, San Diego, California 92121, Attn: Corporate Secretary, telephone (858) 320-8800.

OTHER MATTERS

The board does not know of any other matter which will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournment or postponement thereof, which may properly be acted upon, the holders named in the proxies that we are soliciting will vote on such matter the shares represented by the proxies in their discretion.

We urge you to sign, date and return the enclosed proxy in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the annual meeting and wish to vote your shares, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

By Order of the Board of Directors,

PATRICK T. WATERS
General Counsel
and Secretary

May    , 2004

APPENDIX A

Amended and Restated

AUDIT COMMITTEE CHARTER

of the

Audit Committee

of

Novatel Wireless, Inc.

This Audit Committee Charter (“Charter”) was adopted by the Board of Directors (the “Board”) of Novatel Wireless, Inc. (the “Company”) on April 4, 2000 and the Audit Committee most recently reviewed and reassessed it, pursuant to authority delegated to it by the Board, on April 16, 2004. The Board thereafter adopted and approved this Charter on April 19, 2004.

I. Purpose

The purpose of the Audit Committee (the “Committee”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws and applicable law. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature, particularly Statement of Accounting Standards No. 100, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II. Membership

The Committee shall consist of at least three members of the Board; provided, that if at any time there is a vacancy on the Committee and the remaining members meet all membership requirements, then the Committee may consist of two members until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the vacancy. Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, operations statement, stockholders’ equity statement and cash flow statement. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the Securities and Exchange Commission (the “SEC”) or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the reasons that at least one member of the Committee is not an “audit committee financial expert.” Each Committee member shall satisfy the independence requirements of The Nasdaq Stock Market and Rule 10A-3(b)(1) under the Exchange Act; provided, that if a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, then the member may remain on the Committee until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the event that caused the member to cease to be independent.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board.

III. Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management and with the independent auditor.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings anyone else it deems appropriate.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV. Powers and Responsibilities

Interaction with the Independent Auditor

1. Appointment and Oversight. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review, attest or non-audit services for the Company, subject to applicable law, rules and regulations, including without limitation, SEC Regulation S-X . The independent auditor shall report directly to the Committee.

2. Independence of Independent Auditor. The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

(i) The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm.

(ii) The Committee shall ensure that the independent auditor prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

(iii) The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iv) The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

(v) The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit

3. Meetings with Management and the Independent Auditor.

(i) The Committee shall meet with management and the independent auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii) The Committee shall review and discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

(iii) The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

4. Separate Meetings with the Independent Auditor.

(i) The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated with respect to required response to audit discoveries.

(ii) The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

(iii) The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

5. Recommendation to Include Financial Statements in Annual Report. The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

6. Meetings with Management and the Independent Auditor. The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Other Powers and Responsibilities

7. The Committee shall discuss with management and the independent auditor the Company’s earnings press releases. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

8. The Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee, as contemplated by Nasdaq Rule 4350.

9. The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process or accounting policies.

10. The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

11. The Committee shall request assurances from management that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

12. The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

13. The Committee shall be informed about the Company’s proposed hiring of any employee or former employee of the Company’s independent auditor.

14. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by Company employees regarding questionable accounting or auditing matters.

15. The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company’s annual proxy statements.

16. The Committee, through its Chair, shall report regularly to, and review with, the Board any material issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s non-compliance with legal or regulatory requirements related thereto, the performance and independence of the Company’s independent auditor or any other matter the Committee determines is necessary or advisable to report to the Board.

17. The Committee shall at least annually review and reassess this Charter, and compliance therewith and submit any recommended changes to the Board for its consideration.

REVOCABLE PROXY

Novatel Wireless, Inc.

Annual Meeting of Stockholders — June 22, 2004

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Novatel Wireless, Inc. (the “Company”) acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement dated May      2004 and, revoking any proxy heretofore given, hereby appoints Peter Leparulo and Dan Halvorson, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, at 2:00 p.m., on Tuesday, June 22, 2004, and any adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as set forth herein.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR” THE ELECTION OF EACH OF THE BOARD OF DIRECTORS’ NOMINEES LISTED, “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, “FOR” THE AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN AND “FOR” THE AMENDMENT OF THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

PLEASE MARK YOUR VOTE IN THE APPROPRIATE BOX IN THE FOLLOWING MANNER USING DARK INK ONLY: x

*DETACH PROXY CARD HERE*

PLEASE DETACH HERE

* You Must Detach This Portion of the Proxy Card * Before Returning it in the Enclosed Envelope

Proposal 1. ELECTION OF DIRECTORS

Nominees: 01 Robert H. Getz ☐ FOR ☐ WITHHOLD

02 Peng K. Lim ☐ FOR ☐ WITHHOLD

Proposal 2. RESOLVED, that the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2004 be ratified.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 3. RESOLVED, that the amendment of the Company’s amended and restated 2000 Stock Incentive Plan to increase the number of shares reserved for issuance under such plan by 2,000,000 be approved.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 4. RESOLVED, that the amendment of the Company’s 2000 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under such plan by 80,000 be approved

☐ FOR ☐ AGAINST ☐ ABSTAIN

OTHER BUSINESS.

In their discretion, the proxyholders are authorized to transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof. This proxy will be voted as directed herein or, if no contrary direction is indicated, will be voted FOR approval of Proposals 1, 2, 3 and 4. I (We) ☐ do ☐ do not expect to attend the Meeting.

PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED

(Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

Dated:            , 2004.

Signature

Signature